Exhibit 10.11

MANAGEMENT SERVICES AGREEMENT

                                                This MANAGEMENT SERVICES AGREEMENT (“Agreement”) is made and entered into to be effective as of the 15th day of December, 2008, by and between Golden Grain Energy, LLC, an Iowa Limited Liability Company (“Golden”) and Homeland Energy Solutions, LLC, an Iowa Limited Liability Company (“Homeland”) and is as follows:

RECITALS

1.                                       WHEREAS, Golden currently owns and operates an ethanol facility; and Homeland is currently constructing an ethanol facility which Homeland will own and operate;

2.                                       WHEREAS, the highly competitive nature of the ethanol industry requires that both Golden and Homeland take advantage of all possible costs savings measures — with one such cost saving measure being the reduction of administrative overhead through sharing of management services;

3.                                       WHEREAS, Golden and Homeland wish to share management services so as to reduce overhead but still have available a full management team for carrying out ethanol production;

4.                                       WHEREAS, Golden and Homeland, in connection with accomplishing the sharing of management services, each requires other terms and conditions as necessary to protect each company’s confidential/proprietary/trade secret information; and such terms and conditions as will cause all shared management employees to respect the separate interests and objectives of each company; and

5.                                       WHEREAS, the parties have had discussions regarding such shared management services, have reached agreement as to the same, and which to put their understandings and agreements in writing.

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1.                                       SHARED MANAGEMENT SERVICES.  Each of Golden and Homeland shall provide shared management services to the other with respect to the following job descriptions and titles:

a.                                       Positions Shared by Golden.  Golden shall provide to Homeland the following management services, to-wit:

i.                                     Chief Executive Officer (CEO)

ii.                                  Chief Financial Officer (CFO)

iii.                               Plant Manager

iv.                              OSHA/Safety Manager — Environmental Protection Agency (EPA) Compliance officer

v.                                 Human Resources Manager

b.                                   Positions Shared by Homeland.  Homeland shall provide to Golden the following management services, to-wit:

i.                                          Accounting Controller

ii.                                       Financial Accountant.

c.                                       Time Commitment.

i.                                         Each Person filling the above described positions shall devote approximately 50% of their time to Homeland and 50% of their time to Golden.

ii.                                    Each person shall use their best efforts when performing work irrespective of whether that work is for Homeland or Golden.  Those best efforts may, from time to time, require that time reasonably necessary to perform work for Homeland or for Golden will result in a departure from the time sharing goals as stated above.

iii.                                 Approximate hours worked per week by each shared position for each party shall be disclosed at monthly management/CEO meetings; and reported to the Homeland Board and to the Golden Board no less than quarterly.

d.                                      Reporting and Organization.  Each person filling one of the above described positions shall report in accordance with the ongoing organizational chart attached hereto as Exhibit 1 and made a part hereof.  In connection therewith:

i.                                       The CEO and CFO shall report directly to the Homeland Board of Directors.

ii.                                     Each Board of Directors reserves the right to require, from time to time, any of the above named persons to do such work or make such reports directly to or for the Board.

iii.                                  Pursuant to the Operating Agreement of Homeland, the persons holding the following positions shall serve, until a successor is duly appointed and qualified by Homeland, as the Officers required pursuant to Section 5.19 of the Operating Agreement of Homeland, to-wit:

Office	Appointed Person
President	Walt Wendland
Vice-President	current holder of position

Secretary	current holder of position
Treasurer	Christy Marchand

iv.                                  Homeland and Golden shall adopt a mutual agreed job description for each position identified at Section 1(a) and Section 1(b) above.

v.                                     Homeland and Golden shall use their best efforts to create and adopt substantially similar personnel policies and procedures so as to enhance the ability to coordinate the work required hereunder.

vi.                                  Subject to the policies and procedures of each Company, the CEO shall be primarily responsible for hiring and firing of persons providing shared management services as described herein.

vii.                               Nothing herein is intended to create an employment contract, or guaranty of employment, or a guaranty of employment for any length of time to any person.  Each person providing management services hereunder shall, at all times, remain the employee of the Company designated to share services as provided above.

viii.                            To the extent that the CEO and/or CFO provide certifications or reports to the SEC on behalf of Homeland, Homeland shall provide reasonable cooperation with respect to securing, if necessary, back up certifications with respect to accuracy of information provided by Homeland employees for use in preparing such reports and which information is not otherwise available to the CEO/CFO.

2.                                     TERM AND TERMINATION.  The initial term of this Agreement, subject to the remaining terms and conditions hereof, shall be for three years from the effective date as stated in the preamble hereof.  With respect to the term and termination hereof:

a.                                       Evergreen.  At the expiration of the initial term, this Agreement shall continue from year to year under its then existing conditions unless and until a party hereto gives the other no less than 90 days written notice of termination prior to expiration of the initial term or of the one year extension then in effect.

b.                                      Termination of CEO Services Only.  Notwithstanding the foregoing, Homeland may terminate its obligation to use the CEO services provided by Golden by giving to Golden no less than 90 days written notice of termination of use of such services on or before the first anniversary date of this Agreement; or 90 days on or before any extension then in effect.  Upon appointment by Homeland of a separate CEO, all persons providing management services to Homeland as provided for herein, shall report to the appointed by Homeland CEO.  The parties agree that, except as otherwise provided herein, Golden shall provide CEO services for at least one year.

c.                                       Termination for Cause.  Notwithstanding the forgoing, this Agreement may be terminated for cause, as follows:

i.                                          If a party seeks to terminate this Agreement for cause, it shall deliver to the other party written notice of termination; which notice shall describe the basis for determining cause exists; and which notice shall provide 30 days notice and opportunity to cure.  In the event that basis for determining cause has not been cured to the reasonable satisfaction of the party giving notice within 30 days, then the party may deliver notice that this Agreement has been terminated.

ii.                                       Cause means:

A.                                   A material breach of this Agreement.  Material breach shall be: a failure of a party (to include failure of the person being provided by a party) to comply with applicable laws or regulations; a willful breach by a party (to include a person being provided by a party) of a term of this Agreement; or acts or conduct by a party (to include a person being provided by a party) which demonstrates intentional misconduct, reckless misconduct or grossly negligent misconduct.

B.                                     A deadlock in the management of Golden and/or Homeland.  Deadlock shall be the occurrence of disagreements between the Board of Homeland and the Board of Golden which, in the opinion of one or both Boards, has impaired the ability of the management team to carry out the policies and/or procedures as directed by one or both Boards of Directors.

d.                                     Return of Confidential Information.  Upon termination each party shall return to the other all of the other’s Confidential Information that may be in possession of the returning party.

e.                                      Surviving Obligations.  Payment of any reimbursement obligations which have accrued and are unpaid as of the date of termination, together with the obligations of the parties as set forth at Sections 4 — 7 hereof, shall survive termination.  In all other respects the obligations of the parties to each other shall cease upon termination hereof.

3.                                       REIMBURSEMENT.  The parties intend and agree that compensation by each party to the other party shall occur as follows:

a.                                       Compensation.  Each party shall be responsible for and shall directly pay salary, wages, and/or benefits to their respective employees, who are providing management services hereunder.

b.                                      Reimbursement of Compensation.  Each party shall be reimbursed by the other for wages, salaries and/or benefits of persons providing management services hereunder at the rate of 50% of such wages, salaries, and/or benefits.

c.                                       Reimbursement of Costs.  With respect to costs, reimbursement shall also include 50% of all costs associated with employment of such persons, to include, social security taxes, health insurance, workers’ compensation and mileage.

d.                                      Income in Compensation.  Compensation for any person providing management services shall be as agreed by Golden and Homeland at the time of execution hereof; or at the time such position is subsequently filled.  Thereafter, compensation for such persons shall be reviewed annually; but the party with the obligation to reimburse shall not be required to provide reimbursement of compensation in excess of cost of living adjustment announced by the U.S. Department of Labor absent its advance consent.  In no event shall any bonus program or bonus payment be included in reimbursement obligations of either party.

e.                                       Bonuses.  In the exercise of their respective sole discretion, Golden may pay bonuses to employees of Homeland and Homeland may pay bonuses to employees of Golden; provided that any such bonuses will be to reward performance for shared services as provided for herein.  The party proposing a bonus to a person holding a shared position as provided for herein shall report to the other the bonus proposal in advance of awarding the same to the subject employee.

f.                                         Payment.  Payment by each party to the other for shall occur on the 10th day of each month.

4.                                     SEPARATE RIGHTS AND RESPONSIBILITIES OF GOLDEN AND HOMELAND.  The parties agree that to the following reservation of their separate rights and statement of their separate responsibilities, to-wit:

a.                                       Separate Authority.  Nothing herein shall be construed as a grant of authority by Golden as to Homeland, or by Homeland as to Golden, to make any management or other business decision for the other; or to exercise or seek to exercise a controlling influence over any management policies of the other.

b.                                      Preserve Competition.  Golden and Homeland acknowledge that they are competing business entities with different ownership.  This Agreement has been entered into for purposes of enhancing the ability of each Company to compete by enabling each Company to have a complete management team.  However, the CEO and CFO shall be advised by Golden to observe all laws related to price and/or competition in carrying out this Agreement; and to implement such processes to ensure ongoing compliance with such laws by all employees providing management services hereunder.

c.                                       Sharing of Intellectual Property.  Golden and Homeland agree that during the term hereof any and all inventions, discoveries, formulas, processes, other intellectual property or improvements to the same if already in existence, regarding production of ethanol or business activities related thereto shall be owned fifty percent (50%) by Golden and fifty percent (50%) by Homeland.  In the event that one party seeks to exploit jointly owned intellectual property and the other does not; or in the event that the parties dispute the ownership of intellectual property on termination of this Agreement, then unless the parties can mutually agree as to ownership, the matter will be resolved pursuant to the dispute resolution process set forth at Section 7 hereof.  Dispute resolution shall seek to achieve a result, which to the greatest extent possible, matches risk of intellectual property development with the reward for such development — and to the greatest extent possible such risk/reward shall be divided equally.

d.                                      Insurance.  During the term hereof each party shall maintain Workers’ Compensation Insurance at statutory limits; as well as comprehensive liability insurance for all injuries or property damage which may occur on account of services performed hereunder — with such insurance having mutually acceptable terms and limits; with each party being named as an additional insured of the other (except regarding the Worker’s Compensation policy whereby each party shall add the Alternate Employer endorsement to the respective Workers’ Compensation policy naming the other party as the Alternate Employer); with such policies having an endorsement of no cancellation without notice to both parties hereto; and said policies having a Waiver of Subrogation on all policies, including the property, where allowed by law.

5                                        CONFIDENTIALITY AND COMPETITION COVENANTS.  With respect to confidentiality and competition covenants, the parties agree:

a.                                       Confidentiality.  With respect to confidentiality:

i.              Each person providing management services hereunder shall protect from unauthorized disclosure – either to third parties (with respect to shared management services), or to Golden or Homeland as the case may be (with respect to information that is beyond the scope of shared management service) – information which Golden and/or Homeland consider non-public, confidential, or proprietary in nature.  Such non-public, confidential, and/or proprietary information (collectively “Confidential Information”) may include, without limitation, customer lists, contracts, planning and financial information, business plans and strategies, marketing plans, development plans, technical and business information, customer information, pricing information, sales information, any formulas/devices/methods/techniques, or other information which has independent economic value because of not being generally known, and which Golden or Homeland, as the case may be, has protected through reasonable efforts regarding maintenance of secrecy.

ii.             The parties agree that Confidential Information shall not include: information that, at the time of disclosure hereunder, is in the public domain; information that, after disclosure hereunder, enters the public domain other than by breach of this Agreement or the obligation of confidentiality stated herein; information that, prior to disclosure hereunder, was already in a party’s possession, either without limitation on disclosure to others or subsequently becoming free of such limitation; information obtained by either party from a third party having an independent right to disclose the information; information that is available through discovery by independent research without use of or access to the confidential information acquired from the other party; information disclosed upon the order of a court or other authorized governmental entity, or pursuant to other legal requirements – provided that prior to such disclosure, the disclosing party shall first timely inform the other party of such disclosure request so that the other party may seek a protective or equivalent order for non-disclosure – and provided that the disclosing party shall limit any such disclosure to the greatest extent permitted by law.

iii.            The persons performing services pursuant to this Agreement shall sign Confidentiality Agreements binding each such person to the confidentiality obligations set forth above.

b.                                      No Solicitation.  Golden hereby warrants to Homeland and Homeland hereby warrants to Golden that each shall not, directly or indirectly, either for itself or for any other person, firm or corporation solicit for employment, retain or employ any past or present employee of the other party, or request, induce or advise any employee to leave the employ of or cease affiliation with the other party.

c.                                       The provisions as set forth in this Section 5 shall survive termination of this Agreement for a period of three (3) years.

6.                                       INDEMNIFICATION.  From and after the date hereof, and except as otherwise provided for herein:

a.                                       Golden Indemnification of Homeland.  Golden shall indemnify, defend and hold harmless Homeland against:  (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation to the extent the same is caused in whole or in part by Golden, (ii) or, on account of a breach of Golden’s obligations hereunder.

b.                                      Homeland Indemnification of Golden.  Homeland shall indemnify, defend and hold harmless Golden against:  (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation to the extent the same is caused in whole or in part by Homeland, (ii) or, on account of a breach of Homeland’s obligations hereunder.

c.                                       Limitations on Indemnification Obligation.  Neither Homeland nor Golden shall be required to indemnify the other for any direct claim by the other that it has suffered consequential damages or lost profits; nor shall the requirement to indemnify extend to consequential damages or lost profits claimed by a third party and which – but for this Section 6(c) – would be included in the indemnification obligations listed at Sections 6(a) and 6(b) above.

d.                                      Survival of Obligations.  The provisions of this Section 6 shall survive the termination of this Agreement.

7.                                       DISPUTE RESOLUTION.  Any controversy, claim or dispute arising out of or relating to this Agreement or the breach hereof, including a dispute arising out of the negotiation, formation and execution of this Agreement, and the interpretation of this Agreement, shall be resolved as follows:

a.                                       Meet and Confer.  The Dispute Resolution Team (“DRT”) of Golden shall meet and confer – in person – with the DRT of Homeland to discuss the controversy, claim or dispute in an attempt to resolve differences and reach agreement.  Each party may elect to be represented by counsel or other professional advisors at such meeting.  The meeting shall occur as soon as reasonably possible, but no later than ten (10) days from a written notice by a party to the other the dispute, and the request for a meeting of the Boards.

b.                                      Mediation.  If the controversy, claim or dispute is not resolved by a face-to-face meeting of the respective DRTs, then the DRTs shall meet with a neutral mediator in an attempt to reach a mediated settlement.  The mediator shall be jointly agreed to by the parties and if they cannot agree, the court for Blackhawk County, Iowa, shall be petitioned and shall appoint the mediator.  Such mediation shall occur within twenty-one (21) business days of when the mediator is selected.

c.                                       Arbitration.  If the controversy is not resolved by mediation, then the controversy shall be resolved by resort to binding arbitration conducted pursuant to Iowa Code Chapter 679A and subject to the following additional requirements:

i.              Arbitration and proceeds related thereto shall be venued in Black Hawk county, Iowa.  The District Court in and for Black Hawk County shall have jurisdiction to direct the arbitration process; and to preserve the status quo of the parties during the pondery of arbitration.

ii.             The arbitration shall proceed as a private arbitration, without involvement of the American Arbitration Association, but otherwise pursuant to the then existing Rules of the American Arbitration Association applicable to commercial disputes.

iii.            Each DRT shall select an arbitrator and the two arbitrators shall select a neutral third arbitrator.

iv.            The arbitration shall occur within sixty (60) days of the appointment of the final arbitrator.

v.             The determination of the arbitrators shall be final and binding and each party waives the right to appeal any such decision. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  The arbitrators shall decide who shall pay the costs, expenses, and /or attorneys fees associated with arbitration.  Each party shall pay their own attorneys’ fees related to the arbitration.

d.                                      Conflict.  The parties agree that any person who is a Director of both Homeland and Golden, or an employee of one and a Director of the other, shall excuse themselves from and not be a party to any dispute resolution process.

e.                                       Role of DRT.  The Dispute Resolution Team of each party shall consist of that party’s then existing Committee of Disinterested Persons together with that party’s Executive Committee.   Each party’s DRT shall represent it during the dispute resolution proceedings; and the DRT shall make recommendations for final decisions regarding dispute resolution to its Board.  The final decision on such recommendation shall, however, be reserved to and made by the respective Boards of the parties.

8.                                       FORCE MAJEURE.  The performance of a party may be excused upon the occurrence a Force Majeure event.  A Force Majeure event shall be fire, flood, storm, act of God, governmental action or intervention, or other circumstance which is beyond the reasonable control of the party claiming the event and which renders the performance of this Agreement by a party hereto impossible.  A party affected by a Force Majeure event shall not be relieved of performance unless such party has used reasonable efforts to remedy the conditions giving rise to such event; and unless and until such party has given written notice of the occurrence of such event.  Either party may terminate this Agreement upon not less than thirty (30) days prior written notice if the Force Majeure event has been continuously in existence for a period of ninety (90) days.

9.                                       MISCELLANEOUS.

a.                                       Independent Contractors.  At all times during this Agreement, Golden and its employees on the one hand, and Homeland and its employees on the other, shall be deemed independent contractors of the other.  Nothing herein shall be construed to create a partnership, joint venture, agency, or any other form of business relationship between Golden and Homeland.  Golden and Homeland acknowledge that their Agreement is strictly contractual in nature.

b.                                      Further Assurance.  Each party agrees to execute and deliver all further instruments, legal opinions and documents, and take all further action not inconsistent with the provisions of this Agreement that may be reasonably necessary to complete performance of a party’s obligations hereunder and to effectuate the purposes and intent of this Agreement.

c.                                       Notice.  Any and all notices provided for herein shall be given in writing by registered or certified mail, postage prepaid, which shall be addressed by either party and delivered to the other at its then existing registered office – with the initial address for notice being as follows:

i. If to Golden:	Golden Grain Energy, LLC Attn: Chairman of the Board of Directors Address: 1822 43rd St. SW Mason City, IA 50401

ii. If to Homeland:	Homeland Energy Solutions, LLC Attn: Chairman of the Board of Directors Address: 2727 Iowa Hwy 24 Lawler, IA 52154

d.                                      Binding Effect.  This Agreement shall be binding upon the successors, legal representatives and assigns of the parties hereto, all of whom, regardless of the number of intervening transfers, shall be bound in the same manner as the parties hereto.

e.                                       No Assignment.  This Agreement shall not be assigned by either party except upon the written consent of the other party.  Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

f.                                         Integration and Amendment.  This Agreement supersedes and takes precedence over any previous agreement entered into between the parties hereto, whether written or oral, regarding the matters covered herein.  This Agreement sets forth the entire understanding of the parties and may not be amended, altered or modified except by written agreement between the parties.

g.                                      Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or affecting the validity or enforceability of any of the other terms of this Agreement in any other jurisdiction.  In the event a term or provision is invalid or unenforceable, a Court or Arbitrators (as the case may be) are granted the authority to construe, interpret, or modify this Agreement in a manner which is intended to remedy such invalidity or unenforceability while giving effect, to the greatest extent possible, to all remaining terms and provisions hereof.

h.                                      No Waiver. Any waiver of any of terms and/or conditions of this Agreement by a party shall not be construed to be a general waiver of such terms and/or conditions; and no waiver shall be effective absent the written agreement of the parties.

i.                                          Counter Parts.  This Agreement may be executed in one or more counterparts, all of which, taken together, shall be deemed one and the same Agreement.

j.                                          Captions.  The captions herein are inserted for the convenience of reference only and shall be ignored in the construction or interpretation hereof.

k.                                       Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Iowa.

IN WITNESS WHEREOF, each party hereto has executed this Agreement effective as of the date first above written.

GOLDEN GRAIN ENERGY, LLC

By:	/s/ David Sovereign
	Its:	Chairman of the Board of Directors

HOMELAND ENERGY SOLUTIONS, LLC

By:	/s/ Stephen K. Eastman
	Its:	Chairman of the Board of Directors

EXHIBIT 1

ORGANIZATIONAL CHART

Homeland Energy Solutions LLC
Proposed Organizational Chart
11-12-08
Board of Directors
CEO/President
Walt Wendland
CFO
Christy Marchand
Controller
Brooke Peters
Human Resources
Sarah Frein
Grain Acct/
Commodity Assist/
Office Manager
Financial Assistant
Commodities
Manager
Stan Wubbena
Grain Grader
Grain Grader
Plant Manager
Chad Kuhlers
OSHA/Safety/EPA Mgr
Larry Pascal
Operations
Manager
Kevin Howes
Production
Supervisor
D & E
Operator
Cook
Operator
Production
Supervisor
D & E
Operator
Cook
Operator
Production
Supervisor
D & E
Operator
Cook
Operator
Production
Supervisor
D & E
Operator
Cook
Operator
Production
Supervisor
Lab
Supervisor
Lead Lab
Assistant
Lab Assistant
Maintenance
Supervisor
Lead
Maintenance
Technician/
Purchaser
Maintenance
Technician
Maintenance
Technician
Maintenance
Technician
Maintenance
Technician
Groundskeeper
Lead Material
Handler
Material
Handler
Material
Handler
Lead Material
Handler
Material
Handler
Material
Handler

NULIB:314839.9